[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 4.32

AGENUS INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 20, 2018 (the “Execution Date”) by and between Agenus Inc., a Delaware corporation (“Agenus”), and Gilead Sciences, Inc., a Delaware corporation (“Purchaser”). Agenus and Purchaser are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, simultaneously with entering into this Agreement, the Parties are entering into a license agreement (the “License Agreement”) pursuant to which Agenus will license certain Agenus Intellectual Property with respect to the program known as AGEN1423 [******] to Purchaser, and will grant rights of first negotiation with respect to the programs known as [******] and [******] to Purchaser;

WHEREAS, simultaneously with entering into this Agreement, the Parties are entering into the Option and License Agreement with respect to the program known as AGEN1223 [******] and the Option and License Agreement with respect to the program known as AGEN2373 [******], pursuant to which Agenus will grant options to license certain Agenus Intellectual Property with respect to such programs to Purchaser (collectively with the License Agreement, the “Licenses”); and

WHEREAS, in connection with the Licenses and pursuant to terms set forth in this Agreement, Agenus desires to sell to Purchaser, and Purchaser desires to purchase from Agenus, shares of Common Stock in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the Commission  under the Securities Act (“Regulation D”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1Sale of Shares. Subject to the terms and conditions hereof, Agenus will issue and sell to Purchaser, and Purchaser will purchase from Agenus, at the Closing (as defined below), 11,111,111 shares of Common Stock (the “Shares”) for a total purchase price of $30,000,000 (which the Parties agree represents a price per share equal to the daily volume-weighted average per share intraday price of the Common Stock on Nasdaq over the 30 trading day period ending on and including December 6, 2018 plus 35%) (the “Aggregate Purchase Price”).

1.2Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022 on the Closing Date (as defined in the License Agreement), or such other time as agreed by both Parties (the “Investment Closing Date”). At the Closing, Agenus will deliver or cause to be delivered to Purchaser the Shares

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

represented by book-entry credits as instructed in writing by Purchaser and, concurrently, Purchaser shall pay the Aggregate Purchase Price by wire transfer in accordance with Agenus’s instructions.

SECTION 2

Representations and Warranties of Agenus

Except as set forth in Agenus’s disclosure letter (the “Disclosure Letter”), Agenus hereby represents and warrants the following as of the Execution Date and the Investment Closing Date:

2.1Organization and Good Standing and Qualifications. Agenus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted.  Except for the subsidiaries set forth on Exhibit 21.1 to Agenus’s Form 10-K for the year ended December 31, 2017 or as set forth on Section 2.1 of the Disclosure Letter, all of which subsidiaries are wholly owned by Agenus, Agenus does not have any equity interest in, or control, any other business entity.  Agenus is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect.

2.2Authorization. (a) Agenus has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (b) the execution and delivery of this Agreement by Agenus, the consummation by Agenus of the transactions contemplated hereby and thereby and the issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action and no further consent or authorization of Agenus or its Board of Directors or stockholders is required; and (c) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Agenus enforceable against Agenus in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

2.3Valid Issuance of Shares. The issuance of the Shares has been duly authorized by all requisite corporate action. When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

2.4No Conflict. The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by Agenus and the consummation by Agenus of the transactions contemplated hereby, do not: (a) violate any provision of Agenus’s Amended and Restated Certificate of Incorporation (the “Certificate”), as amended, or Agenus’s By-laws (the “Bylaws”), (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or require any consent of any third party that has not been obtained pursuant to, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument, obligation or any other agreement or document filed, or required to be filed, pursuant to Item 601(b) of Regulation S-K promulgated under the Securities Act to which Agenus is a party, (c) create or impose a lien, charge or

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

encumbrance on any material property of Agenus under any agreement or any commitment to which Agenus is a party or by which Agenus is bound, or (d) result in a material violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to Agenus or any of its subsidiaries or by which any property or asset of Agenus are bound or affected. Agenus is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Authority in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any filings that may be required to be made by Agenus with the Commission, the Financial Industry Regulatory Authority, Nasdaq or state securities commissions subsequent to the Closing); provided that, for purposes of the representation made in this sentence, Agenus is assuming and relying upon the accuracy of the relevant representations and agreements of Purchaser herein.

2.5Capitalization. As of November 30, 2018 (the “Reference Date”), a total of 31,620 shares of Series A-1 Convertible Preferred Stock of Agenus, 18,459 shares of Series C-1 Convertible Preferred Stock, and 119,995,686 shares of Common Stock were issued and outstanding. Agenus has not issued any capital stock since the Reference Date other than pursuant to (a) the exercise of stock options under Agenus’s stock option plans, (b) the issuance of shares of Common Stock to employees pursuant to Agenus’s employee stock purchase plans, (c) the issuance of shares of Common Stock pursuant to Agenus’s at-the-market sales agreement and pursuant to the conversion and/or exercise of warrants outstanding as of the date of and disclosed in the most recent Commission Document. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as disclosed on Section 2.5 of the Disclosure Letter, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Agenus is or may become bound to issue additional shares of Common Stock. Neither the issuance nor sale of the Shares will obligate Agenus to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Agenus securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Agenus are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to Agenus’s capital stock to which Agenus is a party or, to the knowledge of Agenus, between or among any of Agenus’s stockholders.

2.6Commission Documents, Financial Statements.

(a)The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Since January 1, 2017, Agenus has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein and, for the avoidance of doubt, all reports, schedules, forms, statements and other documents required to be filed following the date hereof, being referred to herein as the “Commission Documents”). The Common Stock is currently listed on Nasdaq. Agenus is not in violation of the listing requirements of Nasdaq and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock from Nasdaq in the foreseeable future. As of its date, each Commission Document filed since January 1,

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2017 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Agenus under the Exchange Act or the Securities Act.

(b)As of their respective dates, the financial statements of Agenus included in the Commission Documents filed with the Commission since January 1, 2017 complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Agenus as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.7Internal Controls and Procedures. Agenus maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to ensure that all material information required to be disclosed by Agenus in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. Agenus maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Agenus has disclosed, based on its most recent evaluation prior to the date hereof, to Agenus’s auditors and the audit committee of Agenus’s Board of Directors (y) any material weaknesses in its internal control over financial reporting and (z) any allegation of fraud that involves management of Agenus or any other employees of Agenus who have a significant role in Agenus’s internal control over financial reporting or disclosure controls and procedures.

2.8Sarbanes-Oxley. Since January 1, 2017, Agenus has been in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended.

2.9Material Adverse Change. Since September 30, 2018, no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on Agenus.

2.10No Undisclosed Liabilities. Neither Agenus nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of Agenus or any of its subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of Agenus’s or its subsidiaries’ respective businesses since September 30, 2018.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.11No Undisclosed Events or Circumstances. Except for the transactions contemplated by this Agreement and the Licenses, no event or circumstance has occurred or exists with respect to Agenus, its subsidiaries, or their respective businesses, properties, operations or financial condition that, under applicable law, rule or regulation, requires a filing with the Commission on Form 8-K (or would be required to be included in a registration statement filed under the Securities Act were such a registration statement filed on the date hereof) or public disclosure or announcement by Agenus but that has not been so filed or publicly announced or disclosed.

2.12Actions Pending. There is no Action pending or, to the knowledge of Agenus, threatened against Agenus or any subsidiary that questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no Action pending or, to the knowledge of Agenus, threatened, against or involving Agenus, any subsidiary, or any of their respective properties or assets that could be reasonably expected to have a Material Adverse Effect on Agenus. No judgment, order, writ, injunction, decree or award has been issued by or, to the knowledge of Agenus, requested of any Governmental Authority that could be reasonably expected to result in a Material Adverse Effect.

2.13Compliance with Law. Agenus has all material permits, licenses, franchises, authorizations, orders and approvals of (collectively, “Permits”), and has made all filings, applications and registrations with, Governmental Authorities that are required in order to permit Agenus to own or lease its properties and assets and to carry on its business as presently conducted. Neither the issuance or sale of the Shares hereunder nor the performance of Agenus’s other obligations under this Agreement, will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to Agenus, its businesses or operations or any of its assets or properties. Agenus and its subsidiaries have complied and are in compliance in all material respects with all Permits, statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Authorities applicable to it. Agenus has not received any notice alleging noncompliance, and, to the knowledge of Agenus, Agenus is not under investigation with respect to, or threatened to be charged with, any material violation of any applicable statutes, laws, regulations, rules, judgments, orders or decrees of any Governmental Authorities. Agenus has not received any notice of proceedings relating to the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit. Except as disclosed in the Commission Documents, since January 1, 2014, Agenus has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of Agenus or received any formal or informal complaint or claim from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of Agenus.

2.14Patents and Trademarks. Except as otherwise disclosed on Section 2.14 of the Disclosure Letter, Agenus owns, or has the right pursuant to a valid, written license agreement to use and exploit, all Intellectual Property used in or necessary for the conduct of the business of Agenus and that is material to the business of Agenus as currently conducted (collectively, the “Agenus Intellectual Property”). Since January 1, 2014, no claims have been asserted by a third party in writing (including any Governmental Authority) (a) alleging that the conduct of the business of Agenus has infringed or misappropriated any Intellectual Property of any third party, or (b) challenging or questioning the patentability (except in the case of proceedings relating to the prosecution and maintenance of the Agenus Intellectual Property in the ordinary course of business), validity, enforceability, or effectiveness of any Agenus Intellectual Property.  To Agenus’s knowledge, there is no valid basis for any claim by a third party (including any Governmental Authority) (x) alleging that the conduct of the business of Agenus has infringed or misappropriated any

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Intellectual Property of any third party, or (y) challenging or questioning the validity, enforceability, or effectiveness of any Agenus Intellectual Property. To the knowledge of Agenus, all issued patents and registered trademarks that are Agenus Intellectual Property are valid and enforceable and there is no existing infringement by another Person of any of the Agenus Intellectual Property.  To the knowledge of Agenus, there are no actual or threatened disputes concerning any of the Agenus Intellectual Property.  Neither Agenus nor any of its subsidiaries has received a notice (written or otherwise) that any material Agenus Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within three years from the date of this Agreement.

2.15Taxes. (a) Agenus and its subsidiaries have filed all tax returns that are required to have been filed by each of them or has requested extensions of the filing date thereof and (b) Agenus and its subsidiaries have paid all taxes required to be paid by any of them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except in the case of clauses (a) and (b), for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business and (c) there are no tax audits ongoing of which Agenus has received written notice.

2.16Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by Purchaser, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act, Regulation D and any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and Agenus’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of Agenus, or (ii) entitle the holders of any outstanding shares of capital stock of Agenus to preemptive or other rights to subscribe to or acquire the Shares or other securities of Agenus.

2.17No Bad Actors. None of Agenus, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Agenus any beneficial owner of twenty percent (20%) or more of Agenus’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Agenus in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Agenus has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

2.18No Integrated Offering. Neither Agenus, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by Agenus for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of Agenus are listed or designated.

2.19Health Laws and FDA Compliance. (a) Each of Agenus and each of its subsidiaries is and has been in compliance in all material respects with statutes, laws, ordinances, rules and regulations applicable to Agenus or its subsidiaries for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of Agenus and its subsidiaries or out-licensed by Agenus and its subsidiaries (each an “Agenus Product”), including without

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar (collectively, “Applicable Health Laws”); (b) Agenus and its subsidiaries possess all material licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Health Laws and/or for the ownership of their properties or the conduct of their business as it relates to an Agenus Product and as described in Commission Documents (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and neither Agenus nor any of its subsidiaries is in violation of any term of any such Authorizations; (c) neither Agenus nor any of its subsidiaries has received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority alleging or asserting noncompliance with any Applicable Health Laws or Authorizations relating to an Agenus Product; (d) neither Agenus nor any of its subsidiaries has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any Agenus Product, operation or activity related to an Agenus Product is in violation of any Applicable Health Laws or Authorizations; and (e) neither Agenus nor any of its subsidiaries has received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations.

2.20Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by or, to Agenus’s knowledge, on behalf of Agenus that are described in the Commission Documents were and, if still pending, are being, conducted in all material respects in accordance with any applicable protocols submitted to the FDA or any Governmental Authority exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws, rules and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to Agenus’s knowledge, on behalf of Agenus, and the results thereof, contained in the Commission Documents are accurate and complete in all material respects; to Agenus’s knowledge, there are no subsequent studies, tests or preclinical and clinical trials, the results of which call into question the results described in the Commission Documents; and Agenus has not received any notices or correspondence from the FDA, any Governmental Authority exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of Agenus.

2.21Solvency. Agenus has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

2.22Investment Company. Agenus is not and, immediately after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.23Regulation M Compliance. Agenus has not, and to its knowledge no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Agenus to facilitate the sale or resale of any of the Shares, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Agenus.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.24Whistleblowers. To the knowledge of Agenus, as of the date hereof, no employee of Agenus or any of its subsidiaries has provided since January 1, 2014 or is providing information to any law enforcement agency regarding the violation of any applicable law of the type described in Section 806 of the Sarbanes-Oxley Act by Agenus or its subsidiaries. Neither Agenus nor its subsidiaries have discharged, demoted or suspended an employee of Agenus or its subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

2.25Brokers. Except as set forth on Section 2.23 of the Disclosure Letter, there are no brokers, finders or financial advisory fees or commissions that will be payable by Agenus or any of its subsidiaries in respect of the transactions contemplated by this Agreement or the Licenses.

2.26Money Laundering. The operations of Agenus are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Agenus with respect to the Money Laundering Laws is pending or, to the knowledge of Agenus, threatened.

2.27Foreign Corrupt Practices. Neither Agenus, nor to the knowledge of Agenus, any agent or other Person acting on behalf of Agenus, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Agenus (or made by any Person acting on its behalf of which Agenus is aware) which is in violation of the law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.28Acknowledgment. Agenus acknowledges and agrees that Purchaser will rely upon the truth and accuracy of, and Agenus’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Agenus set forth herein, the Licenses or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Agenus acknowledges and agrees that the representations contained in SECTION 3 shall not modify, amend or affect Purchaser’s right to rely on Agenus’s representations, warranties, agreements, acknowledgements and understandings contained in this Agreement, the Licenses or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants the following as of the Execution Date and as of the Investment Closing Date:

3.1Experience. Purchaser is experienced in evaluating companies such as Agenus, has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and risks of Purchaser’s prospective investment in Agenus, and has the ability to bear the economic risks of the investment.

3.2Investment. Purchaser is acquiring the Shares for investment for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3Rule 144. Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 that permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, Purchaser acknowledges that Agenus will make a notation on its stock books regarding the restrictions on transfers set forth in this SECTION 3, subject to Section 7.4, and will transfer the Shares on the books of Agenus only to the extent not inconsistent herewith and therewith.

3.4Access to Information. Purchaser has received and reviewed information about Agenus and has had an opportunity to discuss Agenus’s business, management and financial affairs with its management and to review Agenus’s facilities. Purchaser has had a full opportunity to ask questions of and receive answers from Agenus, or any Person or Persons acting on behalf of Agenus, concerning the terms and conditions of an investment in the Shares.

3.5Authorization. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

3.6Investor Status. Purchaser acknowledges that it is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act, and Purchaser shall submit to Agenus such further assurances of such status as may be reasonably requested by Agenus.

3.7No Inducement. Purchaser was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of Agenus’s securities, and Purchaser’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

3.8Purpose and Effect. Purchaser is not acquiring the Shares for the purpose of or, to the knowledge of Purchaser, with the effect of, changing or influencing the control of Agenus, or in connection with or as a participant in any transaction that to the knowledge of Purchaser has that purpose or effect.

3.9Brokers.  There are no brokers, finders or financial advisory fees or commissions that will be payable by Purchaser or any of its subsidiaries in respect of the transactions contemplated by this Agreement or the Licenses.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 4

Conditions to Purchaser’s Obligations at Closing

The obligations of Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by Purchaser (except to the extent not permitted by law):

4.1No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a Governmental Authority shall be in effect that shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) have the effect of making illegal the purchase of, or payment for, any of the Shares by Purchaser.

4.2Representations and Warranties. The representations and warranties of Agenus contained in SECTION 2 shall be true and correct in all material respects on and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date.

4.3Performance. Agenus shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.4Securities Laws. The offer and sale of the Shares to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.5Trading. From the date hereof to the Investment Closing Date, trading in the Common Stock shall not have been suspended by the Commission or Nasdaq, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on any financial market which, in each case, remains in effect as of the Investment Closing Date and would prevent the Purchaser from purchasing the Shares at the Closing.

4.6Transfer Agent Instructions. Agenus shall deliver to its Transfer Agent irrevocable written instructions to issue the Shares to Purchaser in a form and substance acceptable to the Transfer Agent.

4.7Authorizations. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

4.8Nasdaq Qualification. The Shares will be duly authorized for listing by Nasdaq, subject to official notice of issuance.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.9Licenses. The Licenses shall be in effect. Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a) related to the transactions contemplated under the License Agreement shall have expired or terminated.

4.10Registration Rights Agreement. Purchaser shall have received an executed counterpart to the Registration Rights Agreement.

4.11Legal Opinion. Purchaser shall have received a legal opinion from Ropes & Gray LLP in form and substance reasonably acceptable to Purchaser.

4.12No Material Adverse Effect. No Material Adverse Effect with respect to Agenus shall have occurred or be existing as of the Closing.

4.13Compliance Certificate. A duly authorized officer of Agenus shall deliver to Purchaser at the Closing a certificate stating that the conditions specified in Sections 4.2, 4.3 and 4.12 have been fulfilled and certifying and attaching the Certificate, the Bylaws and authorizing Board of Directors resolutions with respect to this Agreement, the Licenses and the transactions contemplated hereby and thereby.

SECTION 5

Conditions to Agenus’s Obligations at Closing

The obligations of Agenus to Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Purchaser:

5.1Representations and Warranties. The representations and warranties of Purchaser contained in SECTION 3 shall be true and correct in all material respects on and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.

5.2Securities Law. The offer and sale of the Shares to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3Authorization. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

5.4Registration Rights Agreement. Agenus shall have received an executed counterpart to the Registration Rights Agreement.

5.5Licenses. The Licenses shall be in effect.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 6

Agenus Covenants

6.1Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Agenus shall use its reasonable best efforts to (x) conduct Agenus’s business in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization and business of Agenus and to preserve the rights, franchises, goodwill and relationships of its employees, collaborators, regulators and others having business relationships with Agenus. Without limiting the foregoing, from the date hereof until the Investment Closing Date, Agenus shall not:

(a)authorize or effect any amendment or change to the Certificate or the Bylaws, including any amendment to the Certificate that has the effect of splitting, combining, reclassifying, recapitalizing, or modifying the terms of any equity interests of Agenus;

(b)declare, set aside or pay any cash dividend on, or make any other cash distribution in respect of outstanding equity securities of Agenus or any of its subsidiaries, except for cash dividends by a wholly owned subsidiary of Agenus to Agenus or another wholly owned subsidiary of Agenus;

(c)sell, transfer, abandon, allow to lapse, license or otherwise encumber any Agenus Intellectual Property, except in the ordinary course of business consistent with past practice or that would not reasonably be expected to have an adverse effect on the transactions contemplated in the Licenses;

(d)except as set forth on Section 6.1(d) of the Disclosure Letter, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Agenus or any of its subsidiaries; or

(e)authorize, or commit or agree to take, any of the foregoing actions.

6.2Commission Filings. Agenus will timely make all filings with the Commission that are required by Agenus in connection with its entrance into this Agreement and the offer and sale of the Shares.

6.3Listing of Common Stock, No Integrated Offerings. Agenus shall take no action designed to, or which to the knowledge of Agenus is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act. Agenus agrees to use reasonable best efforts to file with the Commission in a timely manner all reports and other filings required of Agenus under the Securities Act and the Exchange Act. Agenus further agrees, if Agenus applies to have the Common Stock traded on any other trading market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other trading market as promptly as possible. Agenus shall take all action reasonably necessary to continue the listing and trading of its Common Stock, including the Shares, on Nasdaq and will comply in all material respects with Agenus’s reporting, filing and other obligations under the bylaws or rules of Nasdaq. Agenus currently meets the continuing eligibility requirements for listing on Nasdaq and has not received in the past twelve (12) months any notification of non-compliance of applicable Nasdaq listing standards. Agenus shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Securities Act of the sale to Purchaser of the Shares, or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq.

6.4Use of Proceeds. Agenus shall use the net proceeds from the sale of the Shares hereunder for working capital purposes and shall not use such proceeds: (a) for the redemption of any Common Stock, outstanding preferred stock, options or warrants or any other securities convertible thereto or exercisable or exchangeable therefor, (b) for the settlement of any outstanding litigation or (c) in violation of FCPA or regulations of the Office of Foreign Assets Control of the U.S. Treasury Department.  For the avoidance of doubt, a payment described in clause (a) – (b) shall not be deemed to use the net proceeds from the sale of the Shares, so long as immediately prior to such payment Agenus has cash on hand or the right to receive third-party proceeds sufficient to make such payment without taking into account the proceeds from such sale.

6.5Notices of Certain Events. Agenus shall as promptly as reasonably practicable notify Purchaser of: (i) any notice or other communication of which Agenus has knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which Agenus has knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any Actions commenced or, to the knowledge of Agenus, threatened against, relating to or involving or otherwise affecting Agenus or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Execution Date of which it has knowledge that makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

SECTION 7

Purchaser Covenants; Resales; Registration Rights, Legends

7.1Stock Ownership Guidance.

(a)Lock-Up Period. Excluding any transfers of Shares between Purchaser and any of its Affiliates, during the twelve (12) month period beginning on the Investment Closing Date and ending on the first anniversary thereof (the “Lock-Up Period”), Purchaser shall not, and shall not cause any other holder of the Shares to, without the prior written consent of Agenus, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Shares or enter into a transaction which would have the same effect. Notwithstanding any other provision of this Section 7.1(a), this Section 7.1(a) shall not prohibit or restrict any disposition of Shares into (i) a tender offer or a merger or binding share exchange effected by a third party that if completed in accordance with its terms would result in a change of control or (ii) an issuer tender offer. All restrictions pursuant to this Section 7.1(a) shall terminate upon (x) a change of control of Agenus and (y) a liquidation or dissolution of Agenus.

(b)Market Stand-Off Agreement. During the Lock-Up Period, Purchaser agrees that in connection with any registration of Agenus’s securities that, upon the request of Agenus or the underwriters managing any underwritten offering of Agenus’s securities, Purchaser will deliver its written agreement not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares without the prior written consent of Agenus or such underwriters, as the case may be, for such period of time within the Lock-Up Period as Agenus or the underwriters may specify.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)Standstill. Notwithstanding anything in this Section 7.1 to the contrary, from the date hereof until the expiration of the Lock-Up Period, Purchaser and its Affiliates may not acquire an aggregate number of Voting Securities that, together with the Shares and any other Voting Securities beneficially owned by Purchaser on the date hereof would represent 15% or more of the voting power represented by Agenus’ Voting Securities.  Nothing in this Section 7.1 shall restrict (i) passive investments by any employee benefit plan of Purchaser or its Affiliates or (ii) any acquisition of Voting Securities by virtue of a transaction with any stockholder of Agenus the primary purpose of which is not to elude this Section 7.1(c). Notwithstanding the foregoing, the provisions of this Section 7.1(c) shall be deemed to have terminated, and the restrictions in Section 7.1(c) shall terminate, upon the occurrence of the following: (x) Agenus publicly announces the execution of a definitive agreement contemplating a transaction pursuant to which Agenus’s stockholders immediately prior to the transaction will own less than 50% of the voting securities of the surviving parent entity immediately following the transaction, (y) the commencement by any third party of a tender offer seeking to acquire beneficial ownership of more than 50% of Agenus’s outstanding voting securities; or (z) Agenus publicly announces the commencement of a process to solicit proposals for a potential business combination transaction.

(d)Remedies. Without prejudice to the rights and remedies otherwise available to the parties, Agenus shall be entitled to seek equitable relief by way of injunction if Purchaser or any other holder of the Shares breaches or threatens to breach any of the provisions of this Section 7.1.

(e)Voting. During the Lock-Up Period, Purchaser shall vote, or cause to be voted, all shares of Common Stock then beneficially owned by Purchaser, in accordance with the recommendation of the Board of Directors on any matters presented to Agenus’s stockholders with respect to any of Agenus’s equity incentive plans or compensation matters that, in each case, apply to employees of Agenus generally.

7.2Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the Commission that may permit the sale of the Shares to the public without registration, Agenus agrees to use commercially reasonable efforts to:

(a)make and keep current public information available, as those terms are understood and defined in Rule 144;

(b)file with the Commission in a timely manner all reports and other documents required of Agenus under the Exchange Act; and

(c)furnish Purchaser forthwith upon request (i) a written statement by Agenus as to its compliance with the current public information requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of Agenus, and (iii) such other reports and documents as may be reasonably requested in availing Purchaser of any rule or regulation of the Commission permitting the sale of any such securities without registration.

7.3Registration. Agenus shall provide Purchaser with the registration rights set forth in the Registration Rights Agreement.

7.4Restrictive Legend. The book-entry credits representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

The legend set forth in this Section 7.4 and the related notation in Agenus’s stock books shall be removed and Agenus shall cause such legend to be removed from the book-entry credits representing the Shares within two Business Days of receipt of a request pursuant to Section 9.6 by Purchaser if (i) the Shares are registered for resale under the Securities Act, (ii) the Shares are sold or transferred in compliance with Rule 144, or (iii) the Shares are eligible for sale under Rule 144 without the requirement for Agenus to be in compliance with the current public information required under Rule 144. Following Rule 144 becoming available for the resale of Shares, without the requirement for Agenus to be in compliance with the current public information required under Rule 144, Agenus shall (at Agenus’s expense), upon the written request of Purchaser, and within two Business Days of receipt of such request pursuant to Section 9.6, cause its counsel to issue to the Transfer Agent a legal opinion authorizing the removal of the legend from the book-entry credits representing the Shares, if requested by the Transfer Agent.

SECTION 8

Indemnification

Each Party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other Party, such other Party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement. If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs that an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement. The Indemnified Party will give such written notice to the Indemnifying Party immediately after it becomes aware of the existence of any such event or occurrence. Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability. In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof,

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made in good faith after consultation with counsel). The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially and adversely affect the business, operations or assets of the Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

SECTION 9

Miscellaneous

9.1Termination. This Agreement may be terminated at any time prior to Closing:

(a)by mutual written consent of Purchaser and Agenus;

(b)by Purchaser or Agenus:

(i)if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any Governmental Authority shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the issuance of the Shares contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable; or

(ii)if any of the Licenses shall have terminated;

(c)by Purchaser:

(i)if Agenus shall have (A) failed to perform any of its material obligations contained herein, or (B) breached any of its material representations or warranties contained herein, provided that Purchaser gives Agenus written notice of such failure to perform or breach and Agenus does not cure such failure to perform or breach within 30 days after its receipt of such written notice, and provided, further, that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to Purchaser if Purchaser is then in breach of this Agreement;

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)if any of the conditions set forth in SECTION 4 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

(iii)if the Common Stock shall no longer be listed for trading on Nasdaq or another national securities exchange or automated quotation system;

(d)by Agenus:

(i)if Purchaser shall have (A) failed to perform any of its material obligations contained herein, or (B) breached any of its material representations or warranties contained herein, provided that Agenus gives Purchaser written notice of such failure to perform or breach and Purchaser does not cure such failure to perform or breach within 30 days after its receipt of such written notice, and provided, further, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to Agenus if Agenus is then in breach of this Agreement; or

(ii)if any of the conditions set forth in SECTION 5 shall become impossible to fulfill (other than as a result of any breach by Agenus of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

(e)If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, provided, however, that (i) none of the Parties shall have any liability in respect of a termination of this Agreement pursuant to Sections 9.1(a) or 9.1(b)(i), and (ii) nothing shall relieve any of the Parties from liability for actual damages resulting from a termination of this Agreement pursuant to Sections 9.1(c) or 9.1(d); and provided, further, except in the case of fraud or willful misconduct, that none of the Parties shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

9.2Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

9.3Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding arising out of this Agreement in the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.4Investigation. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the Closing. The representations, warranties, covenants and agreements of Agenus shall not be affected or deemed waived by reason of any investigation made by or

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on behalf of Purchaser (including by any of its Representatives) or by reason of the fact that Purchaser or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Purchaser’s waiver of any condition set forth in SECTION 4.

9.5Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. This Agreement may not be assigned by either Party without the prior written consent of the other; except that Purchaser may assign this Agreement to an Affiliate and either Party may assign this Agreement to any third party that acquires all or substantially all of such Party’s business, whether by merger, sale of assets or otherwise.

9.6Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; (c) delivered by facsimile; or (d) soley for the purposes of requests pursuant to Section 7.4, delivered by email to Agenus, in each case, addressed as set forth below unless changed by notice so given:

If to Purchaser:

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: Facsimile:

With copies to:
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: Facsimile:

If to Agenus:
Agenus Inc.
3 Forbes Road
Lexington, MA 02421-7305
Attention:General Counsel Facsimile:

Email:

With copies to:

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:Zachary R. Blume Facsimile:

Email:

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. Any notice pursuant to subsections (c) and (d) above, shall be deemed received on the Business Day that such notices are sent, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day.  A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 9.6.

9.7Expenses. Each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.8Finder’s Fees. Each of Agenus and Purchaser shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which Agenus or Purchaser, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

9.9Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.10Further Assurances. In the event that at any time after the Investment Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

9.11Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

9.12Entire Agreement. This Agreement and the Licenses, including the exhibits and schedules attached hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. No Party shall be liable or bound to any other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

9.13Mutual Drafting. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.14Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

9.15Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 10

Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

10.1“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), review, inquiry, hearing, proceeding or investigation, an opposition, revocation, reexamination, interference or similar proceeding by any Person or by or before any Governmental Authority.

10.2“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Party. The term “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

10.3“Business Day” means a day on which banking institutions in Boston, Massachusetts, and San Francisco, California, are open for business, excluding any Saturday or Sunday and December 26 through December 31.

10.4“Commission” means the United States Securities and Exchange Commission.

10.5“Common Stock” means Agenus’s common stock, par value $0.01 per share.

10.6“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

10.7“Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

10.8“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, inventions and discoveries and invention disclosures whether or not patented, copyrights in both published and unpublished works, including without limitation all compilations, data bases and computer programs, materials and other documentation, licenses, internet domain names and other intellectual property rights and similar rights.

10.9“Material Adverse Effect” means any event or condition that has had or could reasonably be likely to have a material adverse effect on the business, operations, properties or financial condition of Agenus and its consolidated subsidiaries, taken as a whole, or adversely affect in any material respect the ability of Agenus to perform its obligations, or Purchaser’s rights, under the Licenses; provided,

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that the following shall not, standing alone, constitute a “Material Adverse Effect,” solely to the extent, that such change does not have a material and disproportionate adverse impact on Agenus, taken as a whole, as compared to other industry participants: the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the biotechnology industry.

10.10“Nasdaq” means the Nasdaq Capital Market (or any successor thereto).

10.11“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

10.12“Registration Rights Agreement” means the registration rights agreement to be entered into between Agenus and Purchaser on the Investment Closing Date, in the form attached hereto as Exhibit A

10.13“Representatives” means directors, officers, employees, consultants, financial advisors, counsel, accountants or other agents of a Person.

10.14“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

10.15“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of Agenus, with a mailing address of 6201 15th Avenue, Brooklyn, NY 11219 and a facsimile number of (718) 236-4588, and any successor transfer agent of Agenus.

10.16“Voting Securities” means any Voting Stock of Agenus or any securities that at such time are convertible or exchangeable into or exercisable for any Voting Stock of Agenus.

10.17“Voting Stock” means securities of any class or series of a corporation, limited liability company, association or other entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation, limited liability company, association or other entity, including the right to vote for the election of directors or members of an equivalent governing body.

[SIGNATURE PAGES FOLLOW]

[******] - Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Agenus Inc.

By:	/s/ Garo Armen
Name: Garo Armen, Ph.D.
Title: Chairman and CEO

Gilead Sciences, Inc.

By:	/s/ John McHutchison
Name: John McHutchison, MD
Title: Chief Scientific Officer, Head of R&D